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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                                  (Rule 13d-102)


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                                  eBenX, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   27866810
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                              --------------------------
 CUSIP No. 27866810                  13G                Page  2  of  4  Pages
                                                             ---    ---
------------------------                              --------------------------

Item 1(a).  Name of Issuer: eBenX, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            5500 Wayzata Boulevard, Suite 1450, Minneapolis, MN 55416-1241

Item 2(a).  Name of Persons Filing: (1) North Bridge Venture Partners, L.P.; (2)
            ----------------------
            North Bridge Venture Management, L.P. (the sole general partner of North Bridge Venture Partners, L.P.); and (3) Edward T. Anderson and Richard A. D'Amore (the general partners of North Bridge Venture Management, L.P.).

Item 2(b).  Address of Principal Business Office or, if None, Residence: The
            -----------------------------------------------------------
            address of the principal business office of each of North Bridge Venture Partners L.P., North Bridge Venture Management, L.P., Edward
            T. Anderson, and Richard A. D'Amore is 950 Winter Street, Suite 4600, Waltham, MA 02451. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


Item 3.     Ownership.
            ---------

            Not Applicable

Item 4.     Ownership of Five Percent or Less of a Class.
            ---------------------------------------------

            Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of eBenX, Inc.




All other items reported on the Schedule 13G dated as of February 14, 2000 and
------------------------------------------------------------------------------
 filed on behalf of the Reporting Persons with respect to the Common Stock of
 ----------------------------------------------------------------------------
                         eBenX, Inc. remain unchanged.
                         -----------------------------

------------------------                              --------------------------
 CUSIP No. 27866810                  13G                Page  3  of  4  Pages
                                                             ---    ---
------------------------                              --------------------------

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 8, 2001

NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.

     By:  /s/ Edward T. Anderson
        ------------------------------
        Edward T. Anderson
        General Partner


NORTH BRIDGE VENTURE MANAGEMENT, L.P.

     By:  /s/ Edward T. Anderson
        ------------------------------
        Edward T. Anderson
        General Partner



EDWARD T. ANDERSON


     /s/ Edward T. Anderson
-------------------------------


RICHARD A. D'AMORE


     /s/ Richard A. D'Amore
-------------------------------

------------------------                              --------------------------
 CUSIP No. 27866810                  13G                Page  4  of  4  Pages
                                                             ---    ---
------------------------                              --------------------------



                                   AGREEMENT
                                   ---------

    Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of eBenX, Inc.

    EXECUTED this 8th day of February, 2001

NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.

     By:  /s/ Edward T. Anderson
        ------------------------------
        Edward T. Anderson
        General Partner


NORTH BRIDGE VENTURE MANAGEMENT, L.P.

     By:  /s/ Edward T. Anderson
        ------------------------------
        Edward T. Anderson
        General Partner



EDWARD T. ANDERSON


     /s/ Edward T. Anderson
-------------------------------


RICHARD A. D'AMORE


     /s/ Richard A. D'Amore
-------------------------------